Exhibit 99.1

May 25, 2011

For Immediate Release

Jonathan Peisner

Vice President and Treasurer

(317) 249-4390

jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Announces

Amendment to Canadian Securitization Facility

Transaction Extends Canadian Securitization to June 2014 and Increases Canadian

Facility from CAD$75 Million to CAD$100 Million

Carmel, IN—KAR Auction Services, Inc. (NYSE: KAR) today announced that its Canadian floorplan finance subsidiary, Automotive Finance Canada Inc. (AFCI), which is a subsidiary of Automotive Finance Corporation (AFC), has entered into an Amended and Restated Receivables Purchase Agreement, dated as of May 24, 2011, by and among AFCI, KAR Auction Services, Inc. and a Canadian multi-seller conduit administered by an affiliate of a Canadian bank. The Receivables Purchase Agreement increases AFCI’s Canadian committed liquidity to CAD$100 million and extends the facility’s maturity date to June 30, 2014.

Commenting upon the securitization agreement, Don Gottwald, CEO and President of AFC and AFCI stated, “This amended Canadian securitization facility continues to underscore our commitment to our dealer customers and strengthens AFCI’s position as a premier floorplan funding source throughout Canada. Much like the changes to our U.S. facility, I am pleased that we have been able to secure increased funding capacity through June 2014, as well as expand the definition of eligible receivables.”

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 branches across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

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Forward Looking Statements

Certain statements contained in this release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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